Exhibit 99.1

                Imagistics International Reports Solid
                     Second Quarter 2005 Results


    TRUMBULL, Conn.--(BUSINESS WIRE)--Aug. 4, 2005--Imagistics
International Inc. (NYSE:IGI):

    -- EPS of $0.41, up 24%, after previously announced severance charge of $0.02

    --  Copier/MFP revenue up 6%; facsimile revenue down 24%

    -- Selling, service and administrative expenses reduced by $7.2 million

    --  Affirming 2005 guidance

    Imagistics International Inc. (NYSE: IGI) today announced second quarter of 2005 diluted earnings per share of $0.41, up 24 percent, and net income of $6.7 million, up 19 percent. This compares with second quarter 2004 diluted earnings per share of $0.33 and net income of $5.6 million. All prior periods have been restated for the expensing of stock options, which was adopted effective January 1, 2005.
    Total revenue for the second quarter of 2005 decreased 4 percent to $145.7 million. Revenue is generated from three business lines: copier/MFP (multifunctional products), facsimile, and sales to PB Canada under a reseller agreement. For the quarter, copier/MFP revenue increased 6 percent to $109.8 million, facsimile revenue declined 24 percent to $34.7 million, and sales to PB Canada decreased 25 percent to $1.2 million, compared with the prior year's second quarter.
    Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "We are pleased with our performance in the second quarter of 2005 with strong EPS growth, as the cost reduction actions we took earlier this year have greatly improved results. Our key financial metrics were very good in the second quarter of 2005 -- copier/MFP revenue grew 6 percent, we maintained a high level of recurring revenue, selling, service and administrative expenses were significantly reduced, and facsimile revenue continued its expected rate of decline.
    "We are back on track - delivering results, growing our core copier/MFP business, and strengthening our product, distribution and service capabilities. We affirm our earnings per share guidance for 2005."
    Imagistics President and Chief Operating Officer, Joseph Skrzypczak, commented, "Diluted EPS of $0.41 in the second quarter of 2005 was up 24 percent, compared with $0.33 in the second quarter last year, on an as reported basis. The second quarter of 2005 included a severance charge of $0.02 per share, excluding that, normalized diluted EPS was $0.43. The second quarter of 2004 included a benefit from an insurance recovery of $0.05, excluding that, normalized diluted EPS was $0.28. On a normalized basis, diluted EPS of $0.43 in the second quarter of 2005 was up 54 percent compared with $0.28 in the second quarter of 2004.
    "In the second quarter of 2005, we generated strong cash from operations of $29.6 million, which we used to invest in our rental asset base, acquire two copier dealerships, and repurchase 653,000 Imagistics shares. We accomplished all of this while increasing debt by only $1.4 million from the first quarter of 2005, and maintaining debt as a percentage of total capital at a conservative 23 percent.
    "Our collection efforts continue to show good results. Days sales outstanding improved to 61 days in the second quarter of 2005, compared with 63 days in the first quarter of 2005 and 65 days in the fourth quarter of 2004."
    Mr. Skrzypczak added, "We continue to strengthen our product line. To date, we introduced more products in the first half of 2005 than in all of 2004. We are excited about the potential of the im3511 and im4511 products introduced in May, and we have more new products in the pipeline - both color and black and white. Color enabled products continue to be an important component of our strategy. Color copier/MFP placements continued strong in the second quarter of 2005, and were up over 200 percent year-over-year and increased nearly 20 percent sequentially.
    "The ERP implementation is also winding down. In the second quarter of 2005, total direct ERP-related expenditures, including those that were capitalized, were approximately $1 million. We continue to expect that we will complete the ERP implementation this year."

    Results for the Second Quarter of 2005

    Revenue

    Total copier/MFP revenue of $109.8 million increased 6 percent for the second quarter 2005, compared with the prior year. Copier/MFP sales of $60.0 million increased 7 percent in the second quarter 2005 due to continued unit volume growth, including strong demand for color copier/MFP products, and growth in aftermarket supplies. Rental revenue from the copier/MFP product line of $28.3 million grew 3 percent in the second quarter, compared to the prior year, and 3 percent sequentially. Year-over-year copier/MFP rental growth continued to be impacted by the expiration of certain contracts with the Federal government that were not renewed. The company expects that year-over-year copier/MFP rental growth will continue to be modest in the third quarter of 2005, but will significantly improve in the fourth quarter of 2005 due to a strong level of recent business activity and the aforementioned U.S government contracts which are expected to have less of a negative year-over-year impact. Copier/MFP support services revenue of $21.5 million grew 5 percent in the second quarter of 2005.
    Total facsimile revenue of $34.7 million was down 24 percent in the second quarter of 2005. Facsimile sales of $15.1 million declined 13 percent, reflecting lower supply sales primarily due to the continuing industry-wide reduction in facsimile usage, partially offset by a large rental to sale conversion of facsimile equipment in the second quarter of 2005. Rental revenue from the facsimile product line of $17.9 million declined 33 percent in the second quarter of 2005, reflecting the decline in the rental installed base due in part to the impact of rental to sale conversions and lower per unit pricing. Support services revenue from facsimile of $1.7 million declined 7 percent in the second quarter of 2005. Facsimile revenue represented 24 percent of total revenue for the company in the second quarter of 2005.
    Sales to PB Canada of $1.2 million were down $0.4 million or 25 percent in the second quarter of 2005. Sales to PB Canada are at low margins, so the decline in revenue had little impact on profitability.

    Gross Margins

    The sales gross margin was 44.3 percent, up 0.7 percentage points compared with the second quarter of 2004. The improvement in the sales gross margin was due to a large rental to sale conversion of facsimile equipment and lower inventory obsolescence charges, partially offset by lower margin from certain competitively bid large sales transactions and the continuing shift in product mix away from the higher margin facsimile product line toward the lower margin copier/MFP product line.
    The rental gross margin was 68.3 percent, down 3.4 percentage points compared with the second quarter last year. This lower rental gross margin was primarily the result of the continuing shift in product revenue mix from facsimile to copier/MFP.

    Expenses

    Selling, service and administrative ("SS&A") expenses in the second quarter of 2005 were $75.9 million, down 9 percent compared with the second quarter of 2004, on an as reported basis. Selling, service and administrative expenses in the second quarter of 2005 included a previously announced severance charge of $0.6 million, or $0.02 per share. Excluding that charge, SS&A expenses were $75.3 million in the second quarter of 2005. As previously disclosed, selling, service and administrative expenses in the second quarter of 2004 included an insurance recovery of $1.4 million, or $0.05 per share, for business interruption claims related to the World Trade Center. Excluding that adjustment, SS&A expenses were $84.5 million in that period. Comparing year-over-year SS&A expenses, excluding the aforementioned severance charge and the insurance recovery, SS&A expenses in the second quarter of 2005 were down $9.2 million or 11 percent.
    The reduction in SS&A expenses in the second quarter of 2005 was the result of lower compensation and benefit expenses and lower ERP-implementation and related administrative support costs. This was partially offset by the absence of the previously mentioned insurance recovery received in the second quarter of 2004 and higher operating expenses associated with direct distribution expansion.
    Interest expense of $1.2 million increased by $0.3 million in the second quarter 2005 compared to the prior year, due to a higher level of debt and higher interest rates.

    Results for the First Six Months of 2005

    For the first six months of 2005, total revenue decreased 7 percent to $287.8 million. Copier/MFP revenue grew 6 percent, facsimile revenue declined 26 percent and sales to PB Canada declined 72 percent, compared to the first half of 2004. Net income declined 24 percent to $8.2 million.
    Diluted EPS of $0.50 in the first six months of 2005 was down 21 percent, compared with $0.63 in the first six months of last year, on an as reported basis. The first six months of 2005 included restructuring and severance charges totaling $0.14 per share, excluding that, normalized diluted EPS was $0.64. The first six months of 2004 included a benefit from an insurance recovery of $0.05 per share, excluding that, normalized diluted EPS was $0.58. On a normalized basis, diluted EPS for the first six months of 2005 of $0.64 was up 10 percent compared with $0.58 for the first six months of 2004.

    Outlook

    The company affirms its 2005 guidance of $1.58-$1.63 per share. That guidance, as previously announced, reflects the restatements for the expensing of stock options, and charges for restructuring and severance.

    Conference Call

    Imagistics International will hold a conference call with Marc Breslawsky, Chairman and Chief Executive Officer, Joseph Skrzypczak, President and Chief Operating Officer, and Timothy Coyne, Chief Financial Officer, on Thursday, August 4, 2005 at 11:00 a.m. (Eastern
Time) to discuss results. The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

    About Imagistics International Inc.

    Imagistics International Inc. (NYSE:IGI) is a direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States and the United Kingdom, and in parts of Canada. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

    The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2004 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.



Imagistics International Inc.

Consolidated Statements of Income
(Unaudited)

                     Three months ended          Six months ended
                          June 30,                  June 30,
                  -------------------------  -------------------------
(in millions,
 except per share
 amounts)            2005     2004   B/(W)      2005     2004   B/(W)
-------------------------------------------  -------------------------

Revenue
 Sales            $  76.3  $  75.2       1%  $ 149.2  $ 157.7     (5%)
 Rentals             46.2     54.2    (15%)     93.8    108.6    (14%)
 Support services    23.2     22.1       4%     44.8     43.5       3%
-------------------------------------------  -------------------------
Total revenue       145.7    151.5     (4%)    287.8    309.8     (7%)

Costs and
 expenses
 Cost of sales       42.5     42.4       -      84.8     91.3       7%
 Cost of rentals     14.6     15.3       4%     28.9     31.1       7%
 Selling, service
  and administrative
  expenses           75.9     83.1       9%    157.7    166.7       5%
-------------------------------------------  -------------------------
Operating income     12.7     10.7      19%     16.4     20.7    (21%)

 Interest
  expense, net        1.2      0.9    (30%)      2.3      1.8    (25%)
-------------------------------------------  -------------------------
Income before
 income taxes        11.5      9.8      18%     14.1     18.9    (25%)

 Provision for
  income taxes        4.8      4.2    (16%)      5.9      8.1      27%
-------------------------------------------  -------------------------
Net income        $   6.7  $   5.6      19%  $   8.2  $  10.8    (24%)
===========================================  =========================


Calculation of earnings per share

Income available
 to common
 shareholders     $   6.7  $   5.6      19%  $   8.2  $  10.8    (24%)

Basic average
 shares
 outstanding       16.048   16.249       1%   16.038   16.331       2%
Diluted average
 shares
 outstanding       16.398   16.951       3%   16.419   17.035       4%
-------------------------------------------   ------------------------

Basic earnings
 per share        $  0.42  $  0.35      20%  $  0.51  $  0.66    (23%)
Diluted earnings
 per share        $  0.41  $  0.33      24%  $  0.50  $  0.63    (21%)
===========================================  =========================

The Company adopted SFAS No. 123(R), "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation.


Imagistics International Inc.

Condensed Consolidated Balance Sheets
(Unaudited)

                                  June 30,    March 31,   December 31,
(in millions)                       2005         2005         2004
----------------------------------------------------------------------

Cash                            $      11.4  $      13.4  $      12.8
Accounts receivable, net               99.3         99.7        105.7
Accrued billings                       28.4         30.8         29.0
Inventories                            82.7         89.0         94.7
Other current assets                   28.8         28.9         31.4
----------------------------------------------------------------------
Total current assets                  250.6        261.8        273.6

Property, plant and equipment,
 net                                   58.5         59.5         60.3
Rental assets, net                     59.0         60.1         62.8
Other assets                           73.8         70.3         70.8
----------------------------------------------------------------------

Total assets                    $     441.9  $     451.7  $     467.5
======================================================================


Current portion of long-term
 debt                           $       0.5  $       0.5  $       0.5
Accounts payable and accrued
 liabilities                           57.6         56.9         80.3
Advance billings                       13.9         14.3         14.8
----------------------------------------------------------------------
Total current liabilities              72.0         71.7         95.6

Long-term debt                         80.6         79.2         70.4
Other liabilities                      15.3         17.6         18.2
----------------------------------------------------------------------
Total liabilities                     167.9        168.5        184.2

Stockholders' equity                  274.0        283.2        283.3
----------------------------------------------------------------------

Total liabilities and
 stockholders' equity           $     441.9  $     451.7  $     467.5
======================================================================

Shares outstanding
 (in thousands)                      15,733       16,316       16,305
                                ============ ============ ============

Memo:  Total debt               $      81.1  $      79.7  $      70.9
                                ============ ============ ============

The Company adopted SFAS No. 123(R), "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation.


Imagistics International Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

                                     Three months        Six months
                                        ended              ended
                                       June 30,           June 30,
                                   ----------------- -----------------
(in millions)                        2005     2004     2005     2004
---------------------------------------------------- -----------------

Cash flows from operating
 activities:
Net income                         $   6.7  $   5.6  $   8.2  $  10.8
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Depreciation and amortization       14.8     16.2     29.9     32.8
  Provision for bad debt               2.1      4.0      4.1      6.4
  Reserve for inventory
   obsolescence                       (0.1)     1.1      1.2      2.5
  Share-based compensation expense     0.6      1.2      2.4      2.7
  Excess tax benefits from share-
   based compensation                 (0.1)    (0.2)    (0.6)    (0.7)
  Deferred taxes on income            (2.3)    (0.4)     0.7     (3.3)
  Non-cash restructuring
   impairment charges                    -        -      0.5        -
  Change in assets and
   liabilities, net of
   acquisitions:
     Accounts receivable              (0.4)    (3.6)     3.6    (17.3)
     Accrued billings                  2.4     (2.5)     0.6     (3.8)
     Inventories                       6.9      2.0     12.5      3.5
     Other currents assets and
      prepayments                      0.6      1.0      1.2     (0.1)
     Accounts payable and accrued
      liabilities                     (1.5)     6.7    (25.7)    (6.4)
     Advance billings                 (0.5)    (0.9)    (1.1)    (2.2)
  Other, net                           0.4     (0.9)    (1.9)       -
---------------------------------------------------- -----------------
Net cash provided by operating
 activities                           29.6     29.3     35.6     24.9
---------------------------------------------------- -----------------

Cash flows from investing
 activities:
  Expenditures for rental
   equipment assets                  (10.8)   (11.5)   (20.2)   (21.3)
  Expenditures for property, plant
   and equipment                      (1.0)    (3.9)    (3.1)    (6.7)
  Acquisitions, net of cash
   acquired                           (4.4)    (6.0)    (4.4)    (9.7)
---------------------------------------------------- -----------------
Net cash used in investing
 activities                          (16.2)   (21.4)   (27.7)   (37.7)
---------------------------------------------------- -----------------

Cash flows from financing
 activities:
  Purchases of treasury stock        (17.7)    (6.0)   (22.3)   (12.3)
  Net borrowings (repayments)
   under Term Loan and Revolving
   Credit Facility                     1.4     (5.1)    10.2      9.7
  Exercises of stock options,
   including purchases under
   employee stock purchase plan        1.2      1.3      2.8      2.4
  Excess tax benefits from share-
   based compensation                  0.1      0.2      0.6      0.7
---------------------------------------------------- -----------------
Net cash (used in) provided by
 financing activities                (15.0)    (9.6)    (8.7)     0.5
---------------------------------------------------- -----------------

Effect of exchange rates on cash      (0.4)    (0.1)    (0.6)     0.1

Decrease in cash                      (2.0)    (1.8)    (1.4)   (12.2)

Cash at beginning of period           13.4     12.5     12.8     22.9
---------------------------------------------------- -----------------

Cash at end of period              $  11.4  $  10.7  $  11.4  $  10.7
==================================================== =================

The Company adopted SFAS No. 123(R), "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation.
Certain previously reported amounts have been reclassified to conform to the current year presentation.


Imagistics International Inc.

Supplemental Data Schedules

Revenue
(Unaudited)

                Three months ended             Six months ended
                     June 30,                      June 30,
           ----------------------------- -----------------------------
(in
 millions)      2005           2004           2005           2004
---------------------------------------- -----------------------------
                   Growth         Growth         Growth         Growth
           Revenue  Rate  Revenue  Rate  Revenue  Rate  Revenue  Rate
           ----------------------------- -----------------------------
Sales
 Copier/MFP
  products $ 60.0      7% $ 56.3     12% $116.3      7% $108.4     14%
 Facsimile
  products   15.1   (13%)   17.3   (22%)   29.6   (21%)   37.6   (14%)
 Pitney
  Bowes of
  Canada      1.2   (25%)    1.6   (75%)    3.3   (72%)   11.7    (7%)
---------------------------------------- -----------------------------
 Total
  sales      76.3      1%   75.2    (5%)  149.2    (5%)  157.7      4%

Rentals
 Copier/MFP
  products   28.3      3%   27.4      9%   55.8      4%   53.5      8%
 Facsimile
  products   17.9   (33%)   26.8   (14%)   38.0   (31%)   55.1   (13%)
---------------------------------------- -----------------------------
 Total
  rentals    46.2   (15%)   54.2    (3%)   93.8   (14%)  108.6    (4%)

Support
 services
 Copier/MFP
  products   21.5      5%   20.3      8%   41.5      4%   39.9      7%
 Facsimile
  products    1.7    (7%)    1.8   (14%)    3.3    (7%)    3.6   (18%)
---------------------------------------- -----------------------------
 Total
  support
  services   23.2      4%   22.1      6%   44.8      3%   43.5      4%

---------------------------------------- -----------------------------
Total
 revenue   $145.7    (4%) $151.5    (3%) $287.8    (7%) $309.8      1%
======================================== =============================

Revenue
 Copier/MFP
  products $109.8      6% $104.0     10% $213.6      6% $201.8     11%
 Facsimile
  products   34.7   (24%)   45.9   (17%)   70.9   (26%)   96.3   (14%)
---------------------------------------- -----------------------------
 Revenue
  excluding
   Pitney
    Bowes of
    Canada  144.5    (4%)  149.9      -   284.5    (5%)  298.1      1%
   Pitney
    Bowes of
    Canada    1.2   (25%)    1.6   (75%)    3.3   (72%)   11.7    (7%)
---------------------------------------- -----------------------------
Total
 revenue   $145.7    (4%) $151.5    (3%) $287.8    (7%) $309.8      1%
======================================== =============================

Although revenue, excluding sales to Pitney Bowes of Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes of Canada under a reseller agreement are at margins significantly below the margins on sales to our direct customers. We expect to maintain a reseller agreement with Pitney Bowes of Canada, however, we are unable to predict the future level of sales to Pitney Bowes of Canada. We also believe it is useful to analyze revenue excluding sales to Pitney Bowes of Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.


Imagistics International Inc.

Supplemental Data Schedules

EBITDA
(Unaudited)

                         Three months ended       Six months ended
                              June 30,                June 30,
                       ----------------------- -----------------------
(in millions)            2005    2004   B/(W)   2005    2004    B/(W)
---------------------------------------------- -----------------------
EBITDA
 Net income            $  6.7  $  5.6    19%   $  8.2  $ 10.8   (24%)
 Interest expense, net    1.2     0.9   (30%)     2.3     1.8   (25%)
 Provision for income
  taxes                   4.8     4.2   (16%)     5.9     8.1    27%
---------------------------------------------- -----------------------
 EBIT                    12.7    10.7    19%     16.4    20.7   (21%)
 Depreciation and
  amortization           14.8    16.2     8%     29.9    32.8     9%
---------------------------------------------- -----------------------
EBITDA                 $ 27.5  $ 26.9     3%   $ 46.3  $ 53.5  (13%)
============================================== =======================

The Company adopted SFAS No. 123(R), "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation.


Free Cash Flow
(Unaudited)


                         Three months ended       Six months ended
                              June 30,               June 30,
                       ---------------------- ----------------------
(in millions)            2005    2004   B/(W)    2005    2004   B/(W)
---------------------------------------------- -----------------------
Free cash flow
 Net cash provided by
  operating activities $ 29.6  $ 29.3     1%   $ 35.6  $ 24.9    43%
 Expenditures for
  rental equipment
  assets                (10.8)  (11.5)    6%    (20.2)  (21.3)    5%
 Expenditures for
  property, plant and
  equipment              (1.0)   (3.9)   75%     (3.1)   (6.7)   54%
 Effect of exchange
  rates on cash          (0.4)   (0.1)   (a)     (0.6)    0.1    (a)
---------------------------------------------- -----------------------
Free cash flow         $ 17.4  $ 13.8    27%   $ 11.7  $ (3.0)   (a)
============================================== =======================

(a) Not meaningful

The Company adopted SFAS No. 123(R), "Share-Based Payment," as of
January 1, 2005. Accordingly, certain previously reported amounts have been restated to conform to the current year presentation.
Certain previously reported amounts have been reclassified to conform to the current year presentation.

Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

EBITDA is defined as net income plus interest and other income, taxes, depreciation and amortization. These measures are used by management and by the Company's investors to evaluate the performance of our business. However this measure is not a substitute for or superior to net income prepared in accordance with generally accepted accounting principles. A reconciliation of EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.

Although normalized diluted EPS represents a non-GAAP financial measure, management believes this measure is meaningful to evaluate the performance of the Company on a comparable basis.


    CONTACT: Imagistics International Inc.
             Jim Magrone, 203-365-2361
             jmagrone@imagistics.com